Exhibit 107

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Shares, without par value, reserved for issuance pursuant to the Rocky Brands, Inc. 2021 Inducement	Rule 457(c) and Rule 457(h)
	Option Plan		20,000	$45.61	(2)	$912,200	0.0000927	$85

Total Offering Amounts						$893,800		$85

Total Fee Offsets								—

Net Fee Due								$85

(1)

This registration statement shall be deemed to cover an indeterminate number of additional common shares, without par value, as may be issuable pursuant to future stock dividends, stock splits, or similar transactions, pursuant to Rule 416(a) and (b) of the Securities Act of 1933, as amended.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (h) of the Securities Act of 1933, as amended. The maximum aggregate offering price is based on a maximum of 20,000 shares registered for issuance under the Rocky Brands, Inc. 2021 Inducement Option Plan, multiplied by $45.61, the average of the high and low prices of the common shares, without par value, of Rocky Brands, Inc. as reported on the Nasdaq Global Select Market on March 8, 2022.